Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (No. 333-237974) on Form S-3 of NewtekOne Inc. of our report dated April 1, 2024, relating to the consolidated financial statements of NewtekOne Inc. (the Company) and the effectiveness of the Company's internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of NewtekOne Inc and Subsidiaries for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts" in such Prospectus. /s/ RSM US LLP Hartford, Connecticut April 1, 2024